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                                                                   EXHIBIT 99.20



                                   EXHIBIT A
                          COMMERCIAL INTERTECH CORP.

                      Stock Option and Award Plan of 1993

SECTION 1.  PURPOSE.

        The purpose of the Stock Option and Award Plan of 1993 (the "Plan") is to assist Commercial Intertech Corp. (the "Company") in attracting and retaining capable employees and outside directors. The Plan will provide a long-term incentive to key employees by encouraging and enabling them to participate in the Company's future prosperity and growth. The Plan will provide equity ownership opportunities to better match the interests of key employees and outside directors with those of shareholders.

        These objectives will be promoted through the granting to key employees of equity instruments including (i) options [Incentive Stock Options ("ISOs")] which are intended to qualify under Section 422 of the Internal Revenue Code of 1986 (the "Code"); (ii) options which are not intended to so qualify [Nonqualified Stock Options ("NQSOs")]; (ISOs and NQSOs are referred to together hereinafter as "Stock Options"); (iii) Stock Appreciation Rights ("SARs"); (iv) Limited Stock Appreciation Rights ("LSARs"); (v) Restricted Stock; and (vi) Performance Shares. All members of the Company's Board of Directors (the "Board") who are not currently employees of the Company ("Outside Directors") may receive NQSOs from the Plan only as provided herein.

SECTION 2.  ADMINISTRATION.

        The Plan shall be administered by the Compensation Committee (the "Committee") of the Board which shall have the power and authority to grant to eligible employees Stock Options, SARs, LSARs, Restricted Stock and Performance Shares. In particular, the Committee shall have the authority to: (i) select employees of the Company as recipients of awards; (ii) determine the number and type of awards to be granted; (iii) determine the terms and conditions, not inconsistent with the terms hereof, of any award granted; (iv) adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; (v) interpret the terms and provisions of the Plan and any award granted and any agreements relating thereto; and (vi) otherwise supervise the administration of the Plan. All decisions made by the Committee pursuant to the provisions hereof shall be made in the Committee's sole discretion and shall be final and binding on all persons.

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SECTION 3.  ELIGIBILITY.

        Key employees of the Company, who are responsible for or contribute to the management, growth and/or profitability of the business of the Company, are eligible to be granted awards. The participants under the Plan shall be selected from time to time by the Committee, in its sole discretion, from among those eligible.

        In addition, all Outside Directors are eligible to receive NQSOs as set forth in Section 10.

SECTION 4.  STOCK SUBJECT TO PLAN.

        The total number of shares of the Company's common stock, $1.00 par value ("Stock") reserved and available for distribution pursuant to awards hereunder shall be 495,000 shares. No more than 250,000 such shares shall be granted in the form of Restricted Stock or Performance Shares. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares.

        Subject to Section 6(b)(iv), if any shares of Stock that have been optioned cease to be subject to a Stock Option, or if any such shares of Stock that are subject to any Restricted Stock or Performance Share award granted hereunder are forfeited prior to the receipt of an economic benefit (e.g., dividends) by the holder, or any such Stock Option or other award otherwise terminates without a payment being made to the participant in the form of Stock, such shares shall again be available for distribution in connection with future awards under the Plan.

        In the event of any stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, corporate separation or division (including, but not limited to, split-up, spin-off, split-off or distribution to Company shareholders other than a normal cash dividend), sale by the Company of all or a substantial portion of its assets, rights offering, merger, consolidation, reorganization or partial or complete liquidation, or any other corporate transaction or event having an effect similar to any of the foregoing, the aggregate number of shares reserved for issuance under the Plan, the number and option price of shares subject to outstanding Stock Options, including any SAR or LSAR granted in connection with such Stock Option, the financial performance goals, if any, of the Stock contained in a Performance Share award, the number of shares subject to a Performance Share Award Agreement or granted by a Restricted Stock Award Agreement, and any other characteristics or terms of the awards as the Committee shall deem necessary or appropriate to reflect equitably the effects of such changes to the holders of awards, shall be appropriately substituted for new shares or adjusted, as determined by the Committee in its discretion.

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SECTION 5.  STOCK OPTIONS.

        Stock Options may be granted alone or in addition to other awards granted under the Plan. Any Stock Options granted under the Plan shall be in such form as the Committee may from time to time approve and the provisions of Stock Option awards need not be the same with respect to each optionee. Stock Options granted under the Plan may be eith er ISOs or NQSOs. The Committee may grant to any optionee ISOs, NQSOs or both types of Stock Options (in each case with or without SARs).

        Anything in the Plan to the contrary notwithstanding, without the consent of the optionee(s) affected, no term of this Plan relating to ISOs shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under
Section 422 of the Code or to disqualify any ISO under such Section 422.

        Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions not inconsistent with the terms of the Plan, as the Committee deems appropriate. Each Stock Option grant shall be evidenced by an agreement executed on behalf of the Company by an officer designated by the Committee and accepted by the optionee. Such agreement shall describe the Stock Options and state that such Stock Options are subject to all the terms and provisions of the Plan and shall contain such other terms and provisions, consistent wi th the Plan, as the Committee may approve.

           (a) Exercise Price. The exercise price per share of Stock purchasable under a Stock Option shall be no less than the Fair Market Value on the day the Stock Option is granted. Fair Market Value shall mean the closing price of the Stock on the New York Stock Exchange ("NYSE") or, if no such sale of Stock occurs on the NYSE on such date, the Fair Market Value of the Stock as determined by the Committee in good faith.

           (b) Option Term. The term of each Stock Option shall be fixed by the Committee, but no ISO shall be exercisable more than ten years after the date such ISO is granted. The length of the term for NQSOs may be whatever the Committee deems appropriate given the circumstances.

           (c) Exercise of Stock Options. Stock Options shall become exercisable at such time or times and subject to such terms and conditions (including, without limitation, installment exercise provisions) as shall be determined by the Committee, provided, however, that, except as provided in Section 5(f) or
(g) (in the case of death or disability, respectively) and Section 11, unless otherwise determined by the Committee

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at or after grant, no Stock Option shall be exercisable prior to six months after the date of the granting of the Stock Option. If the Committee provides that any Stock Option is exercisable only in installments, the Committee may waive such installment exercise provisions at any time in whole or in part based on performance and/or such other factors as the Committee may determine.

           (d) Method of Exercise. Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price, either by certified or bank check, or such other instrument as may be permitted in accordan ce with rules or procedures adopted by the Committee.

        As determined by the Committee, at or after grant, payment in full or in part may also be made in the form of unrestricted Stock already owned by the optionee or the tendering of shares of Stock which would otherwise be issuable to the optionee upon the exercise of the Stock Option.

        No shares of Stock shall be transferred until full payment therefor has been made. An optionee shall generally have the rights of a shareholder with respect to shares subject to Stock Options only when the optionee has given written notice of exercise, has paid in full for such shares and, if requested, given the representation described in Section 14(a).

           (e) Non-Transferability of Stock Options. No Stock Options shall be transferable by the optionee other than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee. At the request of an optionee, Stock purchased upon exercise of a Stock Option may be issued or transferred into the name of the optionee and another person jointly with rights of survivorship.

           (f) Termination by Death. Subject to Section 5(i), if an optionee's employment by the Company terminates by reason of death, any Stock Option held by such optionee may thereafter be exercised, to the extent it was exercisable at the time of death or on such accelerated basis as the Committee may determine at or after grant, by the legal representative of the estate or by the legatee of the optionee under the will of the optionee, for a period of one year (or such other period up to three years as the Committee may specify) from the date of death or until the expiration of the stated term of such Stock Option, whichever period is shorter.

           (g) Termination by Reason of Disability or Retirement. Subject to
Section 5(i), if an optionee's employment by the Company terminates by reason of disability, as defined under

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the Company's long-term disability plan, or retirement, any Stock Option held by such optionee will become exercisable upon approval of the Committee and may thereafter be exercised by the optionee for a period of three years (or such shorter period as the Committee may specify at grant) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is shorter, provided, however, that, if the optionee dies within such three-year period (or such shorter period), any unexercised Stock Option held by such optionee shall thereafter be exercisable, to the extent to which it was exercisable at the time of death, for a period of one year from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter. In the event of termination of employment by reason of disability or retirement, if an ISO is exercised after the expiration of the exercise periods that apply for pur poses of Section 422 of the Code, such ISO shall thereafter be treated as an NQSO.

           (h) Other Termination of Employment. Unless otherwise determined by the Committee at or after grant, if an optionee's employment by the Company terminates for any reason other than death, disability or retirement, the optionee will have one month from the date of termination to exercise any and all Stock Options that are then exercisable, except that, if the termination was for Cause, any and all Stock Options shall be immediately cancelled. For the purpose of the Plan, Cause means a felony conviction of a participant or the failure of a participant to contest prosecution for a felony, or a participant's willful misconduct or dishonesty, any of which is directly and materially harmful to the business or reputation of the Company, as determined by the Committee.

           (i) ISO Limitations. To the extent required for "incentive stock option" status under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Stock with respect to which ISOs are exercisable for the first time by the optionee during any calendar year under the Plan and any other stock option plan of the Company and its affiliates, shall not exceed $100,000.

        The Committee may provide at grant, to the extent permitted under
Section 422 of the Code, that, if (i) a participant's employment with the Company is terminated by reason of death, disability or retirement and (ii) the portion of any ISO that is otherwise exercisable during the post-termination period specified under Section 5(f), (g) or (h), applied without regard to this
Section 5(i), is greater than the portion of such Stock Option that is exercis able as an "incentive stock option" during such post-termination period under
Section 422, such post-termination period shall automatically be extended,

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but not beyond the original Stock Option term, to the extent necessary to permit the optionee to exercise such ISO either as an ISO or, if exercised after the expiration of the applicable exercise periods under Section 422, as an NQSO. The Committee is also authorized to provide at grant for a similar extension of the post-termination exercise period in the event of a Change in Control or a Potential Change in Control (as defined below).

SECTION 6.  STOCK APPRECIATION RIGHTS.

           (a) Grant and Exercise. SARs may be granted in conjunction with all or part of any Stock Option granted under the Plan.

        An SAR or applicable portion thereof granted with respect to a given Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option, except that, unless otherwise determined by the Committee at the time of grant, an SAR granted with respect to less than the full number of shares covered by a related Stock Option shall not be reduced until the number of shares covered by an exercise or termination of the related Stock Option exceeds the number of shares not covered by the SAR.

        An SAR may be exercised by an optionee, in accordance with Section 6(b), by surrendering the applicable portion of the related Stock Option in accordance with procedures established by the Committee for such purposes. Upon such exercise and surrender, the optionee shall be entitled to receive an amount determined in the manner prescribed in Section 6(b). Stock Options which have been so surrendered shall no longer be exercisable to the extent the related SARs have been exercised.

           (b) Terms and Conditions. Each SAR grant shall be evidenced by an agreement executed on behalf of the Company by an officer designated by the Committee and accepted by the optionee. Such agreement shall describe the SAR, specify the related outstanding Stock Option(s) and state that such SARs are subject to all the terms and provisions of the Plan and contain such other terms and provisions, consistent with the Plan, as the Committee may approve, including the following:

               (i) SARs shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate are exercisable, in accordance with the provisions of Sections 5 and 6 of the Plan, provided that an SAR shall not be exercisable during the first six months of its term by any optionee except in the event of death or disability of the optionee prior to the expiration of the six-month period.

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               (ii) Upon the exercise of an SAR, the optionee shall be entitled to receive an amount in cash, if any, and/or shares of Stock in the aggregate equal in value to the excess of the Fair Market Value of one share of Stock over the option price per share specified in the related Stock Option multiplied by the number of shares in respect of which the SAR shall have been exercised, with the Committee having the right to determine the form of payment.

               (iii) SARs shall be transferable only when and to the extent that the underlying Stock Option would be transferable under Section 5(e) of the Plan.

               (iv) Upon the exercise of an SAR, the Stock Option or part thereof to which the SAR is related shall be deemed to have been exercised for the purpose of the limitation set forth in Section 4 of the Plan on the number of shares of Stock to be issued under the Plan.

SECTION 7.  LIMITED STOCK APPRECIATION RIGHTS.

           (a) The Committee may at any time and from time to time grant LSARs in respect to all or any part of any outstanding Stock Option and may define the terms of such LSARs with respect to the value of Stock covered by the related outstanding Stock Option.

           (b) LSARs may be exercised only (i) when the Fair Market Value of one share of stock is greater than the option price per share specified in the related Stock Option; (ii) after the expiration of six months from the date of grant of the LSAR, except as provided in Section 11(a)(i); (iii) during the 30-day period beginning on the first day after the date of a Change in Control or Potential Change in Control of the Company, as defined in Section 11(b) and 11(c); (iv) at a time when the holder of the related outstanding Stock Option is, directly or indirectly, subject to Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act"); (v) at a time and to the same extent as the related outstanding Stock Option is exercisable; and (vi) by surrender to the Company, unexercised, of the related outstanding Stock Option or any applicable portion thereof.

           (c) LSARs shall entitle the optionee to receive from the Company, upon surrender of the related outstanding Stock Option, or any portion thereof, an amount equal to 100% of the excess of the highest closing sale price per share on the NYSE (or the principal exchange on which the Stock is listed or quoted) on any one day during the period beginning on the sixtieth day prior to the date on which such LSARs are exercised and ending on the date on which such LSARs are exercised over

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the option price per share of Stock subject to the related Stock Option, multiplied by the number of shares in respect of which the LSARs have been exercised. Such amount shall be paid by the Company in cash.

          (d) Each grant of an LSAR shall be evidenced by an agreement executed on behalf of the Company by an officer designated by the Committee and accepted by the optionee. Such agreement shall describe the LSARs, specify the related outstanding Stock Option(s) and state that such LSARs are subject to all the terms and provisions of the Plan and contain such other terms and provisions, consistent with the Plan, as the Committee may approve.

          (e)  LSARs shall not be granted in respect of outstanding
Stock Options to purchase in excess of the number of shares of Stock reserved for the Plan in Section 4.

SECTION 8.   RESTRICTED STOCK.

        The provisions of Restricted Stock awards need not be the same with respect to each recipient. Restricted Stock awards shall consist of awards of Company Stock and shall be subject to the following restrictions and conditions.

        (a) Price. The purchase price for shares of Restricted Stock shall be set by the Committee and may be zero.

          (b) Restricted Stock Award Agreement. Awards of Restricted Stock must be accepted by an employee within a period of 60 days (or such shorter periods as the Committee may specify at grant) after the award date, by executing a Restricted Stock Award Agreement and paying whatever price, if any, is required under Section 8(a).

          The prospective recipient of a Restricted Stock award shall not have any rights with respect to such award, unless and until such recipient has executed an agreement evidencing the award and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the applicable terms and conditions of such award.

          (c) Stock Certificate and Legends. Each participant receiving a Restricted Stock award shall be issued a stock certificate in respect of such shares of Restricted Stock. Such certificate shall be registered in the name of such participant, and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such award, substantially in the following form:

          The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of Commercial Intertech Corp.'s Stock Option and Award Plan

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of 1993 and an Agreement entered into between the registered owner and
Commercial Intertech Corp. Copies of such Plan and Agreement are on file in the offices of Commercial Intertech Corp.

          The Committee may require that the stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock award, the participant shall have delivered a stock power, endorsed in blank, relating to the Stock covered by such award.

          (d) Stock Restrictions. Subject to the provisions of this Plan and the applicable Restricted Stock Award Agreement, during a period set by the Committee commencing with the date of such award (the "Restriction Period"), the participant shall not be permitted to sell, transfer, pledge, assign or otherwise encumber shares of Restricted Stock awarded under the Plan.

          Based on procedures set forth by the Committee, the Committee may, however, at or after grant provide for the lapse of such restrictions in installments and/or may accelerate or waive such restrictions in whole or in part, or as provided in Section 12.

          (e) Shareholder Rights. Except as provided in this Section 8, the recipient shall have, with respect to the shares of Restricted Stock covered by any award, all of the rights of a shareholder of the Company, including the right to vote the shares, and the right to receive any dividends, provided, however, that unless otherwise determined by the Committee, any dividends on such shares shall be automatically deferred and reinvested in additional Restricted Stock subject to the same restrictions as the underlying award to the extent shares are available under Section 4.

          (f)  Termination of Employment.  Except as otherwise provided in this
Section 8 and in the applicable Restricted Stock Award Agreement, upon termination of a participant's employment with the Company because of death, disability or retirement, the Committee, at its discretion, may provide for waiver of all or a portion of the restrictions applicable to unvested Restricted Stock awards. If termination occurs for any other reason during the Restriction Period for a given award, all shares still subject to restriction shall be forfeited by the participant, provided, however, that the Committee at its discretion may provide for waiver of all or a portion of the remaining restrictions.

          (g) Waiver of Restrictions. In the event of hardship or other special circumstances of a participant whose employment with the Company is involuntarily terminated (other than for Cause), the Committee may waive in whole or in part any or all remaining

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restrictions with respect to any or all of the participant's Restricted Stock, based on such factors and criteria as the Committee may deem appropriate.

          (h) Expiration of Restriction Period. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, unrestricted certificates for such shares shall be delivered to the participant.

SECTION 9.  PERFORMANCE SHARES.

     The provisions of Performance Share awards need not be the same with respect to each recipient. Performance Share awards shall consist of awards of Company Stock and shall be subject to the following terms and conditions. (a) Price. The purchase price for Performance Shares shall be specified by the Committee and may be zero.

          (b) Performance Share Agreement. Awards of Performance Shares will be specified in a Performance Share Award Agreement executed between the recipient and the Committee.

          (c) Restrictions. Each Performance Share award shall be subject to restrictions related to (i) time; and (ii) Company financial performance. Such time periods (the "Performance Period") and financial performance goals shall be set by the Committee in its sole discretion.

          (d) Performance Share Restrictions. The Committee has the authority to decide when to grant Performance Shares during the Performance Period. A recipient shall become vested in Performance Shares upon the lapse of the Performance Period and the attainment of the associated financial performance goals set forth in the agreement between the recipient and the Company. A recipient may vest in more or less than the number of Performance Shares originally awarded. The number of Performance Shares that vest shall be based on the level of attainment of the financial performance objectives and shall be specified in the Performance Share Award Agreement, subject to the discretion of the Committee.

        (e) Shareholder Rights. Subject to the provisions of this Plan and the applicable award agreement, Performance Share awards may not be sold, transferred, pledged, assigned or otherwise encumbered during the Performance Period specified by the Committee. At the expiration of the Performance Period, share certificates shall be delivered to the participant, or his legal representative, in a number equal to the number of shares earned under the Performance Share award.

          The Committee may, however, at or after grant, accelerate the vesting of all or part of any Performance Share award and/or waive the limitations for all or any part of such award.

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          (f) Termination of Employment. Except to the extent otherwise provided in this Section 9 and in the applicable Performance Share Award Agreement, upon termination of a participant's employment with the Company for any reason during the Performance Period for a given award, the Performance Shares covered by such award shall be forfeited by the participant, provided, however, the Committee may provide for accelerated vesting in the event of termination of employment due to death, disability or retirement.

          (g) Waiver of Restrictions. In the event of hardship or other special circumstances of a participant whose employment with the Company is involuntarily terminated (other than for Cause), the Committee may waive in whole or in part any or all of the remaining limitations imposed hereunder with respect to any or all of the participant's Performance Shares, based on such factors and criteria as the Committee deems appropriate.

          (h) Expiration of Performance Period. If and when the Performance Period expires without a prior forfeiture of the Performance Shares subject to such Performance Period, unrestricted certificates for the number of shares of Stock earned under the award shall be delivered to the participant.

SECTION  10.  AWARDS TO BOARD OF DIRECTORS.

          (a) Administration. All Outside Directors shall be eligible to participate in the Plan only as expressly set forth in this Section 10. The full Board of Directors shall have all of the duties and responsibilities normally vested in the Committee as defined in Section 2 hereof with respect to awards to Outside Directors provided, however, that the Board shall have no power to determine which Outside Directors may receive Stock Options, the amount of such Stock Options, or the terms of such Stock Options to the extent provided below.

          (b)  Eligibility and Grant of Options.  Upon each Outside
Director's election by shareholders to a new three-year term during the term of the Plan, each Outside Director shall receive a Stock Option to purchase 1,500 shares of the Company's Stock.

          (c) Terms of Options. All Stock Options granted to Outside Directors shall be NQSOs and shall be issued at Fair Market Value as defined in Section 5(a). All other terms applicable to Stock Options, as defined in Section 5 [with the exception of the provisions of Section 5(c) which apply to the exercisability of the Stock Options and Section 5(i)] and in other sections of this Plan are applicable to Outside Director Stock Options.

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          (d)  Exercisability of Stock Options.  The Stock Options granted to
Outside Directors shall become exercisable in three equal installments, commencing on the first anniversary of the date of grant and annually thereafter. Each Stock Option granted under the Plan shall expire ten years from the date of the grant, and shall be subject to earlier termination as hereinafter provided.

          (e) Prorated Stock Option Grants. All continuing Outside Directors who are not up for election in 1993 shall receive a prorated grant of Stock Options upon approval of this Plan by shareholders as follows: (i) Outside Directors who have two years remaining in their current term shall receive 1,000 Stock Options which will become exercisable in two equal installments commencing on the first anniversary of the date of grant and annually thereafter; (ii) Outside Directors with one year remaining in their current term shall receive 500 Stock Options which will become exercisable in one installment on the first anniversary of the date of grant. Each prorated Stock Option granted shall expire ten years from the date of the grant, and shall be subject to earlier termination as herein after provided.

Section 11.  Change in
Control Provisions.

          (a)  Impact of Event.  In the event of:

          (x)  a "Change in Control" as defined in Section 11(b),

                               or

          (y)  a "Potential Change in Control" as defined in Section 11(c),

     the Committee may provide that one or more of the following acceleration and valuation provisions shall apply:

          (i) Any or all SARs or LSARs outstanding on the date that such Change in Control or Potential Change in Control is determined to have occurred and any or all Stock Options awarded under this Plan not previously exercisable and vested shall become fully exercisable and vested.

          (ii) The restrictions applicable to any or all Restricted Stock and Performance Share awards shall lapse and such shares and awards shall be fully vested.
          (b) Definition of "Change in Control" for purposes of Section 11(a), a "Change in Control" shall be deemed to have occurred if:

          (i) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation

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or pursuant to which shares of the Company's Common Stock would be converted to cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all the assets of the Company, or

         (ii) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or

         (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than the Company or a subsidiary or any employee benefit plan sponsored by the Company or a subsidiary, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or

         (iv) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's shareholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.

          For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(l) (as in effect on the Approval Date) pursuant to the Exchange Act.

          (c)  Definition of "Potential Change in Control" for purposes of

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Section 11(a), a "Potential Change in Control" means the happening of any one of the following:

          (i) The entering into of an agreement by the Company, the consummation of which would result in a Change of Control of the Company as defined in
Section 11(b); or

          (ii) The acquisition of beneficial ownership, directly or indirectly, by any entity, person or group (other than the Company or any Company employee benefit plan, including any trustee of such plan acting as such trustee) of securities of the Company representing 5% or more of the combined voting power of the Company's outstanding securities, and the adoption by the Board of a resolution to the effect that a "Potential Change in Control" of the Company has occurred for the purposes of this Plan.

          (d) Change in Control Price. For the purposes of this Section 11, "Change in Control Price" means the highest price per share paid in any transaction reported on the NYSE (or the principal exchange on which the Stock is listed or quoted), or paid or offered in any bona fide transacti on related to an actual or Potential Change in Control of the Company, at any time during the preceding sixty-day period as determined by the Committee.

Section  12.  Amendments
and Termination.

     The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair the rights of an optionee or participant under any award theretofore granted, without the optionee's or participant's consent, or which, without the approval of the Company's stockholders, would:

     (a) except as expressly provided in the Plan, increase the total number of shares reserved for purposes of the Plan;

     (b)  change the class of employees eligible to participate in the Plan;

     (c)  extend the maximum option period under Section 5(b) of the Plan; or

     (d)  increase materially the benefits under the Plan.

     The Committee may amend the terms of any Stock Option or other award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any holder without the holder's consent.

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     The provisions regarding Stock Options granted to Outside Directors pursuant to Section 10 above shall not in any case be amended more often than once in any six-month period other than to comply with changes in the Code or the Employee Retirement Income Security Act, or the rules thereunder.

     Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in applicable tax and securities laws and accounting rules, as well as other developments.

SECTION 13.  UNFUNDED STATUS OF PLAN.

     The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments or deliveries of Stock not yet made to a participant or optionee by the Company, nothing contained herein shall give any such participant or optionee any rights that are greater than those of a general creditor of the Company. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or payments hereunder consistent with the foregoing.

SECTION 14.  GENERAL PROVISIONS.

          (a) Share Transfer and Distribution. The Committee may require each person purchasing shares pursuant to a Stock Option or Restricted Stock award under the Plan to represent to and agree with the Company in writing that the optionee or participant is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

          All certificates for shares of Stock or other securities delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

          (b) Additional Arrangements. Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation arrangements for its employees.

          (c) No Right to Employment. The adoption of the Plan shall not confer upon any employee of the Company any right to continued employment with the Company nor shall it interfere in any way with the right of the Company to terminate the employment of any of its employees at any time.

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

          (d) Tax Withholding. It shall be a condition to the performance of the Company's obligations to issue or transfer Shares upon exercise of a Stock Option, that the optionee pay or make provision satisfactory to the Company for the payment of any taxes (other than stock transfer taxes) which the Company is obligated to collect with respect to the issuance of such Shares upon such exercise. Optionees may elect to have the Company withhold Shares otherwise issuable upon the exercise of a Stock Option to cover federal and state withholding obligations incident to such exercise and to request that shares be withheld to pay withholding taxes in excess of the statutory minimum, as long as the amount does not exceed the participant's estimated total federal, state and local tax obligations associated with the transaction, including FICA taxes to the extent applicable.

          The optionee's elections are subject to the following restrictions:

          (1) elections must be made on or prior to the date as of which the amount of tax to be withheld is determined;

          (2)  elections are irrevocable; and

          (3)  elections are subject to the disapproval of the Committee.

          Participants subject to Section 16(b) of the Securities Act of 1934 are subject to additional restrictions, as required pursuant to the securities laws, and the rules and regulations promulgated thereunder.


          (e) Beneficiaries. The Committee shall establish such procedures as it deems appropriate for a participant to designate a beneficiary to whom any amounts payable in the event of the participant's death are to be paid.

          (f) Laws Governing. The Plan and all awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Ohio.

SECTION 15.  EFFECTIVE DATE OF PLAN.

     The Plan shall be effective on the date it is approved by the stockholders of the Company. Grants made prior to such stockholder approval shall be contingent on such approval.

SECTION 16.  TERM OF PLAN.

     No award shall be granted pursuant to the Plan on or after the tenth anniversary of the effective date of the Plan, but awards granted prior to such tenth anniversary may extend beyond that date.

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SECTION   17.  MISCELLANEOUS.

     For purposes of this Plan, the term retirement shall mean (1) termination of employment with a pension under the provisions of any retirement plan for employees of Commercial Intertech Corp. or a domestic or foreign subsidiary corporation or (2) termination of employment following attainment of age 65 regardless of eligibility for pension.

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